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                                                                   EXHIBIT 10(c)


                             TAX SHARING AGREEMENT


         THIS TAX SHARING AGREEMENT (this "Agreement") dated as of January 1, 1994 is made and entered into by and between Manville Corporation, a Delaware corporation ("Manville"), and Schuller International Group, Inc., a Delaware corporation ("Schuller").


                                    RECITALS

         WHEREAS, Manville is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Schuller is a member of such affiliated group; and

         WHEREAS, the affiliated group of which Manville is the common parent and Schuller is a member files a consolidated federal income tax return as defined in Section 1501 of the Code; and

         WHEREAS, Manville and Schuller desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to certain taxes for tax years beginning after December 31, 1993, in which Schuller and its subsidiaries are included in a consolidated federal income tax return filed for the Combined Consolidated Group (as defined below).


                                   AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS


         1. "Combined Consolidated Group" shall mean the Schuller Consolidated Group together with the Manville Consolidated Group, and any other corporations which may become a member of either.

         2.      "Combined Consolidated Return" shall mean a consolidated
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federal income tax return filed for the Combined Consolidated Group.

         3. "Estimated Tax Sharing Payments" shall mean the periodic tax sharing payments required under Article III, Section 2 of this Agreement.

         4. "Federal Income Taxes" and "Federal Income Tax Liability" shall mean the taxes imposed by sections 11, 55, 59A, and 1201(a) of the Code, or any successor provisions to such sections and any other income based U.S. federal taxes which are hereinafter imposed upon corporations.

         5.      "IRS" shall mean the Internal Revenue Service.

         6. "Manville Consolidated Group" shall mean the affiliated group of corporations of which Manville is the common parent, and any other corporations which may become members of that affiliated group, but excluding members of the Schuller Consolidated Group.

         7. "Pro Forma Schuller Return" shall mean a pro forma consolidated federal income tax return prepared for the Schuller Consolidated Group pursuant to Article III, Section 1 or 4.

         8. "Regulations" shall mean the Treasury regulations as in effect from time to time.

         9. "Schuller Consolidated Group" shall mean the affiliated group of corporations of which Schuller would be the common parent if it were not a subsidiary of Manville, and any other corporations which may become members of that affiliated group.

         10. "Trust Deduction" shall mean any deduction from taxable income attributable to payments or transfers by or on behalf of any member of the Combined Consolidated Group to the Manville Personal Injury Settlement Trust or the Manville Property Damage Settlement Trust ("Trusts") or for the benefit of any claimant against the Trusts.





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                                   ARTICLE II

                               PROCEDURAL MATTERS

         1. Manville shall have the sole and exclusive responsibility for the preparation and filing of the consolidated U.S. federal income tax return of the Combined Consolidated Group, including any amended returns and any other returns, documents or statements required to be filed with the IRS with respect to the determination of the Federal Income Tax Liability of the Combined Consolidated Group. All returns shall be filed by Manville on a timely basis, taking into account extensions of the due date for the filings of such returns.

         2. The Schuller Consolidated Group shall continue to join in filing a consolidated federal income tax return and consolidated or combined state income tax returns with the Manville Consolidated Group for all such taxable years for which the Schuller Consolidated Group is eligible to do so under the Code, the Regulations and applicable state statutes, unless Manville shall request otherwise.

         3. Manville shall make all Federal Income Tax payments, including estimated payments, with respect to tax returns prepared on behalf of all companies included in the Combined Consolidated Group, and Manville shall have the right to exercise all powers of a common parent with respect to filing the consolidated federal income tax returns as are conferred on it by the Regulations and applicable state statutes.

         4. Manville shall be the sole and exclusive agent of the Schuller Consolidated Group and any member of such group in any and all matters relating to the U.S. Federal Income Tax Liability of the Combined Consolidated Group for all consolidated return years. The same shall apply with respect to any state income tax liability where the Schuller Consolidated Group files combined returns with the Manville Consolidated Group. In its sole discretion, Manville shall have the right with respect to any Combined Consolidated Returns which it files (a) to determine (i) the manner in which such returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions may be requested and (iii) the elections that will be made by any member of the Combined Consolidated Group, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the IRS, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refunds, to which the Combined Consolidated





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Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Combined Consolidated Group. Schuller hereby irrevocably appoints Manville as its agent and attorney-in-fact to take such action (including the execution of documents) as Manville may deem appropriate to effect the foregoing.

         5. Manville shall honor all reasonable requests by Schuller to participate in the audit process or any litigation relating to any Combined Consolidated Returns. Manville shall indemnify Schuller and hold Schuller harmless if Manville adjusts, compromises or settles without the consent of Schuller an issue affecting the liability of the Schuller Consolidated Group under this Agreement and there is a substantial likelihood that Schuller would prevail.

         6. Schuller shall reimburse Manville for any outside legal and accounting expenses incurred by Manville in the course of the conduct of any audit or contest regarding the tax liability of the Combined Consolidated Group, and for any other expenses incurred by Manville in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to a Schuller Consolidated Group issue.

         7. Schuller shall furnish to Manville in a timely manner such information and documents as Manville may reasonably request for purposes of preparing the returns referred to in Section 1 of this Article.


                                  ARTICLE III

                CALCULATION AND PAYMENT OF TAX SHARING PAYMENTS

         1. For each taxable year for which Manville files a Combined Consolidated Return, Manville shall prepare a Pro Forma Schuller Return taking into account elections, methods of accounting, and positions with respect to specific items that are consistent with those made or used by Manville for purposes of the Combined Consolidated Return. For purposes of the preceding sentence, the application of Section 168(d)(3)of the Code to the Combined Consolidated Return shall be deemed an election. Notwithstanding the above, Manville may permit Schuller to make the election pursuant to Section 901 of the Code to deduct foreign taxes or to take the foreign tax credit on the Pro Forma Schuller Return independently and irrespective of any election made on the Combined Consolidated Return. The Pro Forma Schuller Return shall not take into account any Trust Deduction. The Pro Forma Schuller Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes





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from prior years' Pro Forma Schuller Returns (assuming that members of the
Schuller Consolidated Group had not been in existence before January 1, 1994) which could have been utilized by the Schuller Consolidated Group if the Schuller Consolidated Group had never been included in the Combined Consolidated Group. The Pro Forma Schuller Return shall not, however, reflect carryovers of any attributes from the Manville Consolidated Group. Any provision of the Code that requires consolidated computations, such as Sections 861 and 1231, shall be applied separately to the Schuller Consolidated Group for purposes of preparing the Pro Forma Schuller Return. Section 1.1502-13 of the Regulations shall be applied as if the Schuller Consolidated Group and the Manville Consolidated Group were separate affiliated groups, except that the Pro Forma Schuller Return shall include all gains or losses recognized by the Schuller Consolidated Group on transactions between members of the Schuller Consolidated Group which are restored pursuant to Section 1.1502-13(f)(1)(iii) of the Regulations and actually reflected on the Combined Consolidated Return as a result of the Schuller Consolidated Group ceasing to be included in the Combined Consolidated Group.

         The Pro Forma Schuller Return shall be provided to Schuller no later than 30 days after the due date (including extensions) for the return for the Combined Consolidated Group.

         2. For each taxable year in which a Combined Consolidated Return is filed, Schuller shall make periodic payments ("Estimated Tax Sharing Payments") to Manville in such amounts as, and no later than the dates on which, tax payments would be due from the Schuller Consolidated Group under Sections 6655 and 6151 of the Code if it were not included in the Combined Consolidated Group. Schuller shall pay to Manville no later than 60 days after the date on which a Combined Consolidated Return for any taxable year is filed, an amount equal to the sum of (1) the sum of (i) the Federal Income Tax Liability shown on the Pro Forma Schuller Return prepared for that taxable year and (ii) the additions to tax, if any, under Section 6655 of the Code that would have been imposed upon Schuller (treating the amount due to Manville under (i) above as Schuller's Federal Income Tax Liability and treating any Estimated Tax Sharing Payments as estimated tax payments with respect to such liability), reduced by the sum of the Estimated Tax Sharing Payments and (2) interest thereon as determined pursuant to Article IV of this Agreement accruing from March 15 of the following year. If the Estimated Tax Sharing Payments paid to Manville for any taxable year exceed the amount of the liability under the preceding sentence, Manville shall refund such excess to Schuller within 45 days after completion of the Pro Forma Schuller Return, plus interest as determined in Article IV of this Agreement accruing from the date on which





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the consolidated federal income tax return of the Combined Consolidated Group is due, without regard to extensions.

         3. If a Pro Forma Schuller Return reflects a net operating loss, net capital loss, excess tax credit or other tax attribute, then Manville shall pay to Schuller within 90 days of the due date (including extensions) for the Combined Consolidated Return the refund which the Schuller Consolidated Group would have received as a result of the carryback of such attribute to a Pro Forma Schuller Return for any taxable year or years in which the Schuller Consolidated Group is included in the Combined Consolidated Group. The amount of refund will be determined as if the Schuller Consolidated Group had never been included in the Combined Consolidated Group, Pro Forma Schuller Returns had been actual returns and the members of the Schuller Consolidated Group had not been in existence before January 1, 1994. All calculations of actual and deemed refunds pursuant to Section 3 of this Article shall include interest computed as if Schuller had filed a claim for refund or an application for a tentative carryback adjustment pursuant to Section 6411(a) of the Code on the date on which the consolidated federal income tax return of the Combined Consolidated Group is due, without regard to extensions.

         4. If, in any year after the Schuller Consolidated Group ceases to be a member of the Combined Consolidated Group, a Schuller federal income tax return reflects a net operating loss, net capital loss, excess credit or any other tax attribute, and such attribute can be carried back to a Combined Consolidated Return, Manville, upon Schuller's written request, shall file a claim for a refund electing such carryback, and Manville shall pay to Schuller the amount of any refund, credit or offset of tax liability (including interest thereon) which Manville, as common parent for the former Combined Consolidated Group, actually receives as a result of the carryback of such attribute; provided, however, that the amount of any such refund paid to Schuller (excluding interest thereon) shall not exceed the amount of the payments made by Schuller to Manville in accordance with this agreement for the taxable years of the Combined Consolidated Group to which the Schuller tax attributes resulting in the refund could be carried. Manville shall pay the amount of any such refund to Schuller within 30 days after receipt thereof.

         5. To the extent that any audit, litigation, claim or refund with respect to a Combined Consolidated Return results in an increase or decrease in taxable income relating to the treatment of a Schuller Consolidated Group issue, a corresponding adjustment shall be made to such item and to Schuller's tax liability reflected on the applicable Pro Forma Schuller Return. Within 10 days after any such adjustment is finally





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determined, Schuller shall make additional tax sharing payments, plus interest, including any penalties consistent with such adjustment, to Manville, or Manville shall refund to Schuller any amounts received by Manville in connection with such audit, litigation, claim or refund, plus interest pursuant to Article IV of this agreement.

         6. To the extent that any audit, litigation, claim or refund with respect to a Combined Consolidated Return for a tax year beginning before January 1, 1994 (i) results in a material increase, as determined by Manville, in taxable income relating to the treatment of a Schuller Consolidated Group issue, and (ii) has the effect of creating or enhancing a tax benefit (e.g., causing an increase in depreciable basis) of the Schuller Consolidated Group, Schuller shall make additional tax sharing payments, plus interest, including any penalties consistent with such adjustment, to Manville in the same manner as if a Pro Forma Schuller Return for such tax year had been prepared and adjusted, provided however, that such additional tax sharing payments shall not exceed the net present value of the tax benefit to Schuller as determined by Manville.

         7. All calculations required to be made by Manville under this Agreement shall be binding upon the parties hereto absent manifest error.



                                   ARTICLE IV

                                    INTEREST

         Interest required to be paid by or to Schuller pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, respectively, of federal income tax for the relevant period.


                                   ARTICLE V

                    STATE & LOCAL INCOME AND FRANCHISE TAXES

         1. The principles expressed with respect to the Combined Consolidated Group federal income tax matters in Articles I- III shall apply with equal force to state and local income and franchise tax matters, including the preparation and filing of state and local income tax and franchise tax returns by the Combined Consolidated Group.

         2. The principles expressed with respect to the Combined Consolidated Group federal income tax matters in Articles I-III shall also





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apply with equal force to state and local income and franchise tax matters in those cases in which combined returns are not filed. In applying the principles of Article III, Manville shall prepare a pro forma state or local income tax return for each member of the Schuller Consolidated Group required to file such return. Tax sharing payments due with respect to any such pro forma return for any taxable period shall be adjusted as appropriate to reflect any actual payment of tax for such taxable period to the relevant taxing authority.

         3. In the case of any state income tax return filed by Schuller International, Inc., on a separate company basis, Manville shall have the right, in its sole discretion, to control the contest, compromise or settlement of any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any such return by the relevant state taxing authority, to the extent such adjustment or deficiency relates to any Trust Deduction claimed in such return. Manville shall reimburse Schuller International, Inc., for any state income taxes, interest, or penalties paid by Schuller International, Inc., to the relevant state taxing authority with respect to any such adjustment or deficiency.

         4.      The Pro Forma Schuller Return prepared in accordance with
Article III shall reflect deductions for state income taxes determined on the basis of any pro forma state income tax returns prepared in accordance with
Article V.

         5. Any interest charge required to be paid by or to Schuller pursuant to this Agreement with respect to any state or local income tax or franchise tax return shall be computed at the rate and in the manner as provided under the applicable state or local statute for interest on underpayments and overpayments of such tax for the relevant period.


                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

         1. Manville and Schuller agree that any information furnished one another pursuant to this Agreement is confidential and, except as, and to the extent, required during the course of an audit or litigation or otherwise required by law, shall not be disclosed to another person or entity.

         2. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.





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         3.      This Agreement shall be governed by and construed in
accordance with the laws of the State of Delaware without giving effect to conflicts of law principles thereof.

         4. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which when taken together shall constitute one and the same instrument.

         5. The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part of or to affect the interpretation of this Agreement.

         6. This Agreement may be amended from time to time by agreement in writing executed by all the parties hereto or all of the parties then bound hereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto.

         7. Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:


TO SCHULLER:              Schuller International Group, Inc.
                          717 17th Street
                          Denver, Colorado 80202
                          Attn: Sr. Vice President of Finance

TO MANVILLE:              Manville Corporation
                          P.O. Box 17086
                          Denver, Colorado  80217
                          Attn:  Senior Director of Taxes

or to such other address as set forth in writing by either party to the other in accordance with this section.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives.

                                  MANVILLE CORPORATION, a Delaware
                                  corporation

                                  By: /s/ RICHARD B. VON WALD
                                      ----------------------------------
                                  Name:   Richard B. Von Wald
                                  Title:  Senior Vice President,
                                          General Counsel and Secretary


                                  SCHULLER INTERNATIONAL GROUP, INC.,
                                  a Delaware corporation

                                  By: /s/ KENNETH L. JENSEN
                                      ----------------------------------
                                  Name:   Kenneth L. Jensen
                                  Title:  Senior Vive President, Finance





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